Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

NEW YORK (February 12, 2020) - Altice USA (NYSE: ATUS) today reports results for the fourth quarter and full year ended December 31, 2019.

Key Financial Highlights

•
Total Revenue grew +2.0% YoY in FY 2019 to $9.76 billion. Total revenue grew +0.8% YoY in Q4 2019 to $2.475 billion, driven by Q4 Residential revenue growth of +0.1% (including Broadband growth of +11.1%), Q4 Business Services revenue growth of +4.1% and Q4 News and Advertising revenue decline of -9.0% (ex-political, News and Advertising grew +10.3% YoY).

•	Net Income attributable to stockholders was $138.9 million for FY 2019, or $0.21/share (increased from net income of $18.8 million in FY 2018, or $0.03/share). Net income was $0.3 million in Q4 2019.

•
Adjusted EBITDA(1) grew +2.5% YoY in FY 2019 to $4.27 billion with a margin of 43.7% (growth of +3.4% and a margin of 44.2% ex-mobile losses). Adjusted EBITDA of $1.085 billion in Q4 2019 declined -1.9% YoY including mobile losses, with an Adjusted EBITDA margin of 43.8%. Q4 Adjusted EBITDA excluding mobile losses was in line with prior year (-0.2% YoY) with an Adjusted EBITDA margin of 45.0%(2).

•
Free Cash Flow(1) of $1.20 billion in FY 2019, declined 11.5% YoY, mainly reflecting higher investment in key growth initiatives such as fiber-to-the-home (FTTH) and mobile, as well as the timing of working capital outflow, partially offset by lower interest costs. Free Cash Flow of $397 million declined -4.8% YoY in Q4 2019, reflecting the same factors.

•
FY 2020 Outlook: The company expects revenue growth (ex-mobile) to accelerate to 2.0% to 2.5% with a further expansion in Adjusted EBITDA margin (ex-mobile). The company continues to target year-end leverage of 4.5-5.0x (L2QA) and expects to complete $1.7 billion in share repurchases in 2020.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($k)	2019	2018	2019	2018

Revenue	$2,474,549	$2,454,940	$9,760,859	$9,566,608
Net income attributable to Altice USA, Inc. stockholders	329	213,086	138,936	18,833
Adjusted EBITDA(1)(2)	1,085,000	1,106,097	4,265,471	4,163,078
Capital Expenditures (cash)	322,795	320,765	1,355,350	1,153,589
Dexter Goei, Altice USA Chief Executive Officer, said: “We are pleased to enter 2020 on the heels of an exceptional December performance, across all of our core businesses. We are seeing particular strength in broadband as we continue to reap the benefits of ongoing investments in our network, including FTTH and DOCSIS 3.1 upgrades. These remain key priorities as we accelerate our ongoing speed upgrades, which include broad-scale availability of Gigabit services as well as enhanced WiFi performance across the footprint. We expect an acceleration in momentum in 2020, including benefits from Altice Mobile and an integrated targeted advertising platform driving our News and Advertising business during a political upcycle. We remain laser focused on innovation and maximizing shareholder value creation, including the resumption of share buybacks in January 2020."

(1)	See “Reconciliation of Non-GAAP Measures” on page 7 of this release.

(2)	Adjusted EBITDA decline of -0.2% and margin of 45.0% in Q4-19 excluding approximately $20.4m of losses related to Altice USA’s mobile business in the current period and $1.2m in the year-ago period.

Earnings Release

Key Operational Highlights

•
Ongoing network investments and the rollout of Altice One supported 2019 broadband and video customer trends, which were in line with prior years despite a temporary uptick in churn in early Q4. The company saw a significant rebound in customer and broadband net additions in December. Altice USA reached 543k unique Altice One customers as of the end 2019 (approximately 17% of total video customers, up from 9% at the end of 2018).

•
Total unique Residential customer relationships grew +0.3% YoY in FY 2019 with Residential revenue per customer relationship growth of +1.3% YoY to $143.98, supporting Residential revenue growth of +1.6% YoY (in line with FY 2018 Residential customer growth of +0.2% YoY, revenue per customer relationship growth of +1.3% YoY and revenue growth of +1.5% YoY). In Q4 2019, Residential revenue grew +0.1% YoY with quarterly unique Residential customer relationships down -5k sequentially due to temporary promotional roll-offs and disruption from the completed BSS/OSS integration, all of which was mitigated in December:

•
Residential Broadband RGU quarterly net additions of +7k in Q4 2019 (vs. +22k in Q4 2018), with +17k net additions in December more than offsetting declines in October and November following promotional roll-offs and BSS/OSS integration. Residential broadband net additions of +72k in FY 2019, +1.7% YoY, were in line with prior year (+72k net additions in FY 2018).

•	Residential Video RGU quarterly net losses of -44k in Q4 2019 (vs. -14.2k in Q4 2018), leading to a decline of 3.3% YoY for FY 2019 (versus -2.9% YoY video RGUs in FY 2018).

•	Residential revenue per customer relationship was down slightly (-0.4%) YoY at $142.65 in Q4 2019.

•
Business Services revenue grew +4.8% in FY 2019 with growth in Enterprise & Carrier of +3.6% YoY and SMB +5.5% YoY. For Q4 2019, Business Services revenue grew +4.1% YoY in Q4 2019 with growth in Enterprise & Carrier of +1.2% YoY and SMB +5.9% YoY.

•
News and Advertising revenue declined -2.3% in FY 2019. Growth driven by a4 and Cheddar was offset by the political cycle in 2H 2019, which is expected to reverse in 2020 (in FY 2019, excluding political, News and Advertising revenue grew +9.9%). News and Advertising revenue declined -9.0% YoY in Q4 2019 (+10.3% YoY growth ex-political).

•
Increased demand for higher broadband speed tiers and significant growth in data usage. The average broadband speed taken by Altice USA’s customer base has increased over threefold in the past three years to 213 Mbps at the end of Q4 2019 (from 64 Mbps at the end of 2016) and average household data usage was over 316 GB per month (growth of over 20% YoY). The company observes broadband-only customers on average using 420 GB of data per month, compared to 271 GB per month for video-broadband bundle customers, with video streaming services consistently a key driver of increased demand for higher speeds and greater usage.

FY 2020 Outlook
For the full year 2020, the company expects:

•	Revenue growth (ex-mobile) of 2.0% to 2.5%

•	Adjusted EBITDA margin (ex-mobile) expansion

•	Capital expenditures of $1.3 billion to $1.4 billion

•	Year-end Leverage target 4.5x to 5.0x net debt / Adjusted EBITDA (L2QA basis)

•	Share repurchases of $1.7 billion

Earnings Release

Additional Highlights and Announcements
Agreement to Acquire Assets of Regional Cable Operator Service Electric
Altice USA today announces that it has reached an agreement to acquire substantially all the assets of regional cable operator Service Electric Cable T.V. of New Jersey, Inc., for $150 million in cash, subject to certain closing adjustments and closing conditions. With this acquisition, Altice USA will extend its footprint into neighboring communities to provide its high-quality broadband, video, mobile, and news offerings to thousands of additional homes and businesses in New Jersey. The transaction is expected to close by the third quarter of 2020, subject to receipt of regulatory approval and the satisfaction of necessary closing conditions.

Connectivity and Entertainment
Altice USA’s fiber (FTTH) network rollout accelerated in the past year, reaching over 600k homes ready for service at the end of 2019 (approximately 12% of Optimum’s homes passed). The pace of the fiber rollout is expected to continue to accelerate during 2020, making 1 Gbps fiber internet service available to even more customers. This fiber strategy complements Altice USA’s simultaneous upgrade of its existing hybrid fibercoaxial (HFC) network to DOCSIS 3.1, which further increases the number of homes across Altice USA's footprint able to receive up to 1 Gbps internet services, which launched in the Bronx in early 2020 (increasing the maximum speed available from 400 Mbps previously). 1 Gbps internet is already available in approximately 80% of the Suddenlink footprint due to prior network upgrades.
Altice's fiber network will provide an unparalleled experience to support the most data intensive activities, from streaming 4K ultra-high-definition (UHD) and high-definition (HD) video on multiple devices, enjoying multi-player gaming experiences, video chat, streaming music, high-quality virtual- and augmented-reality experiences, and downloading large files simultaneously on dozens of devices at once. The fiber network is also expected to significantly reduce long-term costs while supporting a better customer experience driven by fewer interactions, lower technical service visit requirements and structurally lower maintenance and power costs.
Altice USA is further enhancing the entertainment and connectivity experience for its customers with Smart WiFi, a whole-home intelligent mesh WiFi system. With Smart WiFi, customers will benefit from one powerful network that uses intelligent technology to seamlessly and simultaneously connect a greater number of devices to the strongest signal, providing a high-quality broadband experience.

Mobile
Following the commercial launch of Altice Mobile in September 2019, during the fourth quarter the company made further enhancements to the service, including the addition of online device sales, new phone options from Apple, Samsung, and Motorola, and increased marketing efforts, including introducing targeted campaigns promoting the introductory loyalty price point to Altice USA’s fixed customer base. These efforts resulted in adding 69k mobile lines in 2019 (+54k net additions in Q4 2019, generating revenue of $18 million for the quarter), reaching penetration of 1.6% of the company's broadband customer base in just over one quarter from launch. The company is in the process of expanding its device line up and omni-channel presence to support further growth.

Corporate and Leadership
The company’s Diversity and Inclusion program, which is focused on strengthening our relationship with the diverse communities we serve as well as creating an inclusive workplace to retain and attract the best talent, remains an ongoing priority. The company is proud to have been recognized in recent months both by the National Association of Minorities in Communications as one of the ‘Top Companies for People of Color’

Earnings Release

and by the Human Rights Campaign Foundation for a second year in a row as a ‘Best Places to Work for LGBTQ Equality.’ As part of our effort to more deeply connect with veterans, Altice USA expanded its low-income Internet product to include eligible military personnel and established partnerships with organizations aimed at helping Altice USA hire more veterans.

Share Repurchases
For the 12 months ending December 2019, Altice USA repurchased an aggregate of 72,668,712 shares for a total purchase price of approximately $1.7 billion, at an average price of $23.21. No repurchases were made during Q4 2019 as the company focused on reaching its year-end leverage target. As of December 31, 2019, Altice USA had 632,995,139 combined Class A and Class B shares outstanding.
On July 30, 2019, the Altice USA Board of Directors authorized an incremental three-year share repurchase program of $5 billion, which took effect following completion of the prior $2 billion repurchase program in Q3 2019. Consistent with this repurchase program, the company expects to complete $1.7 billion of share repurchases in 2020.

Earnings Release

Financial and Operational Review
For the quarter and full year ended December 31, 2019, compared to the quarter and full year ended December 31, 2018:

•	Total revenue for Altice USA grew +2.0% YoY in FY 2019 to $9.76 billion and +0.8% YoY revenue growth to $2.475 billion in Q4.

•	Net Income attributable to stockholders of $138.9 million in FY 2019, or $0.21/share (increased from net income of $18.8 million in FY 2018, or $0.03/share). Net income of $0.3 million in Q4.

•
Adjusted EBITDA(3) grew +2.5% YoY in FY 2019 to $4.27 billion with a margin of 43.7% (growth of +3.4% and a margin of 44.2% ex-mobile losses). Adjusted EBITDA of $1.085 billion in Q4, declined -1.9% YoY including mobile losses, with an Adjusted EBITDA margin of 43.8%. Q4 Adjusted EBITDA was in line with prior year (-0.2% YoY) excluding mobile losses with an Adjusted EBITDA margin of 45.0%(2).

•
For FY 2019 cash capex of $1.36 billion represented 13.9% of revenue, or less than 10% excluding mobile and FTTH / new home build capex. Cash capex was $323 million in Q4, representing 13.0% of revenue (less than 10% excluding mobile and FTTH / new home build capex).

•
Operating Free Cash Flow(3) for FY 2019 declined -3.3% YoY to $2.91 billion mainly reflecting higher investment in key growth initiatives such as FTTH and mobile, with a decline of -2.9% YoY in Q4 to $762 million.

•
Free Cash Flow(3) of $1.20 billion in FY 2019 declined 11.5% YoY, mainly reflecting higher investment in key growth initiatives, as well as the timing of working capital outflow, partially offset by lower interest costs. Free Cash Flow of $397 million declined -4.8% YoY in Q4, reflecting the same factors.

•	Residential revenue grew +1.6% YoY to $7.82 billion for FY 2019 and +0.1% YoY revenue growth to $1.94 billion in Q4.

•
Business Services revenue grew +4.8% in FY 2019 with growth in Enterprise & Carrier of +3.6% YoY and SMB +5.5% YoY. For Q4, Business Services revenue grew +4.1% YoY in Q4 2019 with growth in Enterprise & Carrier of +1.2% YoY and SMB +5.9% YoY. Altice USA continues to have success with its managed services suite of products including security, Smart WiFi, and hosted voice services for both SMB and mid-market enterprise customers. The overall SMB customer base grew by +0.4% YoY driven by increased demand for higher broadband speed tiers.

•
News and Advertising revenue declined -2.3% YoY in FY 2019. Growth driven by a4 and Cheddar offset by political cycle in 2H 2019 which is expected to reverse in 2020 (revenue excluding political grew +9.9%). News and Advertising revenue declined -9.0% YoY in Q4 2019 (+10.3% growth ex-political).

•
Programming costs increased +3.9% YoY in both FY 2019 and in Q4 2019, due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. Following recent renewals, programming costs per video customer are expected to increase by mid-to-high single digits going forward (+7.2% in FY 2019 and +6.9% in Q4 2019).

•
Net debt at the end of 2019 was $22.146 billion on a reported basis(4), a decrease of $509 million from the end of the third quarter of 2019 mainly reflecting free cash flow generation in Q4. This represents consolidated L2QA net leverage of 5.1x on a reported basis at the end of December 2019 (5.2x LTM). There are no maturities above $1.1 billion until 2025 (with no bond maturities through 2020) and near-term maturities in the next three years could be covered by ~$2.5 billion revolving credit facility.

(3)	See “Reconciliation of Non-GAAP Measures” on page 7 of this release.

(4)	Net debt, defined as debt less cash, and excluding finance leases and other notes.

Earnings Release

Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Broadband	$826,454	$743,725	$3,222,605	$2,887,455
Video	968,959	1,033,649	3,997,873	4,156,428
Telephony	145,767	162,007	598,694	652,895
Business services and wholesale	362,409	348,087	1,428,532	1,362,758
News and Advertising	148,649	163,272	475,904	487,264
Mobile	18,090	—	21,264	—
Other	4,221	4,200	15,987	19,808
Total revenue	2,474,549	2,454,940	9,760,859	9,566,608
Operating expenses:
Programming and other direct costs	847,653	800,055	3,300,528	3,173,076
Other operating expenses	598,274	562,424	2,300,398	2,290,266
Restructuring and other expense	33,888	8,683	72,978	38,548
Depreciation and amortization (including impairments)	567,459	555,054	2,263,144	2,382,339
Operating income	427,275	528,724	1,823,811	1,682,379
Other income (expense):
Interest expense, net	(376,497)	(397,874)	(1,530,850)	(1,545,426)
Gain (loss) on investments and sale of affiliate interests, net	(4,718)	(68,846)	473,406	(250,877)
Gain (loss) on derivative contracts, net	21,273	87,965	(282,713)	218,848
Gain (loss) on interest rate swap contracts	7,833	2,708	(53,902)	(61,697)
Loss on extinguishment of debt and write-off of deferred financing costs	(84,207)	(7,188)	(243,806)	(48,804)
Other income (expense), net	1,117	(11)	1,183	(12,484)
Income (loss) before income taxes	(7,924)	145,478	187,129	(18,061)
Income tax benefit (expense)	9,255	68,330	(47,190)	38,655
Net income	1,331	213,808	139,939	20,594
Net income attributable to noncontrolling interests	(1,002)	(722)	(1,003)	(1,761)
Net income attributable to Altice USA stockholders	$329	$213,086	$138,936	$18,833
Basic net income per share	$—	$0.30	$0.21	$0.03
Diluted net income per share	$—	$0.30	$0.21	$0.03

Basic weighted average common shares	635,029	713,478	660,384	730,088
Diluted weighted average common shares	640,839	713,478	662,541	730,088

Earnings Release

Reconciliation of Non-GAAP Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, net, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Net income	$1,331	$213,808	$139,939	$20,594
Income tax benefit (expense)	(9,255)	(68,330)	47,190	(38,655)
Other expense (income), net	(1,117)	11	(1,183)	12,484
Loss (gain) on interest rate swap contracts	(7,833)	(2,708)	53,902	61,697
Loss (gain) on derivative contracts, net	(21,273)	(87,965)	282,713	(218,848)
Loss (gain) on investments and sales of affiliate interests, net	4,718	68,846	(473,406)	250,877
Loss on extinguishment of debt and write-off of deferred financing costs	84,207	7,188	243,806	48,804
Interest expense, net	376,497	397,874	1,530,850	1,545,426
Depreciation and amortization	567,459	555,054	2,263,144	2,382,339
Restructuring and other expense	33,888	8,683	72,978	38,548
Share-based compensation	56,378	13,636	105,538	59,812
Adjusted EBITDA	$1,085,000	$1,106,097	$4,265,471	$4,163,078
Capital Expenditures (cash)	322,795	320,765	1,355,350	1,153,589
Operating Free Cash Flow	$762,205	$785,332	$2,910,121	$3,009,489

Net cash flows from operating activities	$720,182	$738,055	$2,554,169	$2,508,317
Capital Expenditures (cash)	322,795	320,765	1,355,350	1,153,589
Free Cash Flow	$397,387	$417,290	$1,198,819	$1,354,728

Earnings Release

Customer Metrics(9)(in thousands, except per customer amounts)											Net increase (decrease)
	Q1-18	Q2-18	Q3-18	Q4-18	FY-18	Q1-19	Q2-19	Q3-19	Q4-19	FY-19	Q4-19	YTD-19
Homes passed (5)	8,620.0	8,648.8	8,679.4	8,714.9	8,714.9	8,739.4	8,766.0	8,784.6	8,833.7	8,833.7	49.1	118.8
Residential (7)	4,517.5	4,513.9	4,509.2	4,518.1	4,518.1	4,539.8	4,538.9	4,538.6	4,533.3	4,533.3	(5.3)	15.2
SMB(7)	391.7	394.0	395.3	396.6	396.6	397.8	399.9	399.9	398.2	398.2	(1.7)	1.6
Total Unique Customer Relationships(6)	4,909.2	4,907.9	4,904.5	4,914.7	4,914.7	4,937.6	4,938.8	4,938.5	4,931.5	4,931.5	(7.0)	16.8
Residential Customers:
Broadband	4,069.6	4,079.1	4,093.3	4,115.4	4,115.4	4,152.3	4,165.4	4,180.3	4,187.3	4,187.3	7.0	71.9
Video	3,352.2	3,328.0	3,300.3	3,286.1	3,286.1	3,276.1	3,255.3	3,223.4	3,179.2	3,179.2	(44.2)	(106.9)
Telephony	2,548.6	2,544.4	2,532.4	2,530.1	2,530.1	2,510.1	2,485.8	2,446.6	2,398.8	2,398.8	(47.8)	(131.3)
Residential ARPU ($) (8)	140.43	141.00	143.77	143.22	142.11	143.33	145.02	143.63	142.65	143.98

(5)
Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 homes passed and telephony services were not available to approximately 500 homes passed.

(6)	Total Unique Customer Relationships represent number of households/businesses that receive at least one of the Company’s fixed-line services.

(7)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(8)
ARPU calculated by dividing the average monthly revenue for the respective quarter or annual periods derived from the sale of broadband, pay television and telephony services to Residential customers by the average number of total Residential customers for the same period.

(9)	Customer metrics do not include Altice Mobile customers.

Earnings Release

Consolidated Net Debt as of December 31, 2019

Altice USA (CSC Holdings) In $m	Principal Amount	Coupon / Margin	Maturity
Guaranteed Notes	1,096	5.375%	2023
Guaranteed Notes	1,000	6.625%	2025
Guaranteed Notes	1,499	5.500%	2026
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Senior Notes	1,000	6.750%	2021
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,684	10.875%	2025
Senior Notes	618	7.750%	2025
Senior Notes	1,046	7.500%	2028
Senior Notes	2,250	5.750%	2030
Legacy unexchanged Cequel Notes	6
Term Loan	2,925	L+2.250%	2025
Term Loan B-3	1,265	L+2.250%	2026
Term Loan B-5	3,000	L+2.500%	2027
Drawn RCF	—	L+2.250%	2021,2024
Gross Debt Consolidated	22,848
Finance leases and other notes	210
Total Debt	23,058
Total Cash	(702)
Net Debt	22,356
Undrawn RCF	2,297
WACD (%)	5.9%

Earnings Release

Net Leverage Schedules as of December 31, 2019 ($m)

Actual
Gross Debt Consolidated(10)	$22,848
Cash	(702)
Net Debt Consolidated	$22,146
LTM EBITDA	$4,265.5
L2QA EBITDA	$4,306.8
Net Leverage (LTM)	5.2x
Net Leverage (L2QA)	5.1x

Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$22,835
Unamortized Financing Costs	88
Fair Value Adjustments	135
Total Value of Debenture and Loans from Financial Institutions (Principal Amount)	23,058
Finance leases and other notes	210
Total Debt	23,268
Cash	(702)
Net Debt	$22,566

(10)	Excluding finance leases and other notes.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Communications
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "FY 2020 Outlook". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.